EXHIBIT 10.1
June 18, 2019

Robert Karpf

Dear Rob,

On behalf of The Children’s Place, it is my pleasure to confirm your promotion to the position of Senior Vice President, Deputy General Counsel. You will assume the role of General Counsel at the time of the incumbent’s retirement and will then report to me. Details of your promotion are as follows:
•EFFECTIVE DATE:   June 30, 2019
•ANNUAL BASE SALARY:  $425,000.00

•BONUS: You will be eligible to participate in our annual management incentive plan.   Your target bonus will be 50% of your annual salary, and, among other things, you must be employed on the date of the bonus payout to be eligible to receive your bonus. Bonus payments are determined by Company performance and factor in personal performance, and are subject to the terms of the Management Incentive Plan.  Please review the Annual Management Incentive Plan summary for additional details.

•PROMOTION EQUITY AWARD: Based upon your position with the Company, you will receive an equity award. All equity awards are subject to the Company’s 2011 Equity Incentive Plan (“2011 Equity Plan”) and must be awarded in accordance with the Company’s Policy Regarding the Award of Equity-Based Incentives to Executives Officers and Other Employees (the “Equity Award Policy”).

a.Value of Award: An award valued at $550,000.00 with the number of shares constituting the award based on the closing stock price on the Grant Date, as defined below.
b.Types of Awards. (i) $255,000 will be in the form of Time-Based RSUs and (ii) $295,000 will be in the form of Performance-Based RSUs.
c.Grant Date. The grant date for these awards will be July 8, 2019 (the “Grant Date).
d.Vesting of Time-Based RSUs. The Time-Based RSUs will vest ratably over three years on each anniversary of the Grant Date, subject to your continued employment on the applicable vesting dates.

e.Earning of Performance-Based RSUs. The Performance-Based RSUs may be earned provided the Company achieves the performance goals to be set by the Compensation Committee for a three-year performance period consisting of fiscal 2019-2021. Subject to your continued employment with the Company on the delivery date, any earned shares will be delivered to you at the same time in 2022 as earned shares are delivered to other senior executives of the Company.
•ANNUAL EQUITY AWARD: In 2020, you will be eligible to receive an equity award under the 2011 Equity Plan at the same time as other associates in the Company, subject to the approval of the Compensation Committee of the Board of Directors and the Equity Award Policy.
•BENEFITS: You remain eligible for benefits available to other associates at your level.

•CHANGE IN CONTROL: Subject to your execution and delivery to the Company of a Change in Control Severance Agreement (the “Change in Control Severance Agreement”), you will receive severance if you are terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to, a Change in Control (as defined in the Change in Control Severance Agreement). Under the Change in Control Severance Agreement, the severance period is 18 months. During the severance period, you will continue to be covered under the Company’s health plan. The terms of the equity award agreements are subject to change by the Compensation Committee at any time. Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least 90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal.

•SEVERANCE: In the event that you are terminated by the Company without Cause (as defined in the Change in Control Severance Agreement), the amount you will be entitled to will be the greater of (i) twelve month’s severance in the form of salary continuation payments at your then current salary or (ii) the amount available to other associates at your level under the Company’s severance guidelines, provided, in all cases, that such severance shall automatically and immediately be reduced by the amount of salary or other like compensation you receive from employment or engagement as an independent contractor, during the severance period, with any other person or entity. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for the corresponding period of severance as provided above unless otherwise prohibited under applicable law. All such payments are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations there under such that no payment made, or benefit provided, to you hereunder shall be subject to an “additional tax” within the meaning of the Code. Receipt of the payments set forth in this paragraph are conditioned upon the execution and delivery of an agreement containing a release of claims, an agreement of confidentiality, and an agreement of non-solicitation and non-competition in accordance with the terms set forth below for a period of 12 months following termination in such form as the Company shall reasonably determine, which release of claims shall, to the extent permitted by law, waive all claims and actions against the Company and its officers, directors, affiliates and such other related parties and entities as the Company chooses to include in the release.

•WITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

•409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

•CONFIDENTIALITY, ETC.: As a condition of your employment, you remain subject to the Company’s Confidentiality, Work Product, and Non-solicitation Agreement.

•INDEMNIFICATION/D&O: As an officer of the Company, you will be indemnified on the same terms and conditions, and will be covered by the Company’s directors’ and officers’ insurance coverage as other senior executives of the Company.

•NON-COMPETE: You agree that for a period of twelve (12) months following the date that you are no longer in the employ of the Company or any of its subsidiaries for any reason (the “Separation Date”), you will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in, be connected with or otherwise provide services or advice to any of the following companies, entities, or organizations, or any business enterprise that, directly or indirectly, owns, operates or is affiliated with any of the following companies or brands operated by any of the following companies: Carter’s, Inc., The Gap, Inc., Target Corporation, Kohl’s Corporation, Walmart Inc., Amazon.com, Inc., or, in any case, any of their respective subsidiaries, affiliates or related businesses (a “Competitive Business”). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit your ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a Competitive Business.

You acknowledge and agree that the restrictions on the activities in which you may engage that are set forth above, and the location and period of time for which such restrictions apply, are reasonable and necessary to protect the Company’s legitimate business interests. You acknowledge and agree that the Company’s business is global and, accordingly, the foregoing restrictions cannot be limited to any particular geographic area. You acknowledge and agree that the foregoing restrictions will not prevent you from earning a livelihood.

In consideration for the Company’s agreements in this offer letter, you also acknowledge and agree that, in the event that you are no longer in the employ of the Company or any of its subsidiaries for any reason (whether termination of employment is voluntary or involuntary and whether termination of employment is affected by you or by the Company), the foregoing non-competition agreement will remain in full force and effect, and that the Company would not have entered into this offer letter unless such was the case.
•STOCK OWNERSHIP GUIDELINES: As a senior executive of the Company, you will be subject to stock ownership guidelines adopted from time to time by the Compensation Committee of the Company’s Board of Directors. Please refer to the Stock Ownership Guidelines for Senior Executives document. With respect to your one-time special grant of $125,000 RSUs (the “Special Award RSUs”) granted pursuant to that certain Time-Based Restricted Stock Unit Award Agreement, effective as of April 8, 2018, by and between you and the Company, notwithstanding anything to the contrary in such agreement and/or the Company’s Stock Ownership Guidelines for Senior Executives (the “Stock Ownership Guidelines”), the shares of common stock delivered upon the vesting of such Special Award RSUs shall not be subject to the holding (non-sale) requirements set forth in the Stock Ownership Guidelines.
•GOVERNING LAW: This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place, Inc. and its affiliates as in effect from time to time.
This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.
Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to me.
Congratulations on your promotion Rob! We are confident that you will make a strong contribution to our continued growth and success.

Sincerely,

/s/ Leah Swan
Leah Swan
Chief Administrative Officer

Agreed and Accepted:

              /s/ Robert Karpf   6/19/2019
Robert Karpf    Date